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                                                                   EXHIBIT 10.7

                 INDEPENDENT CONTRACTOR/CONSULTATIVE AGREEMENT

         THIS AGREEMENT is made and dated as of the 15th day of March, 1999, by and between SCI Management Corporation, a Delaware corporation ("Corporation"), and L. William Heiligbrodt, a resident of Harris County, Texas ("Heiligbrodt" or "Consultant"), but is effective for all purposes as of February 11, 1999.

                              W I T N E S S E T H:

         In consideration of the premises and the agreements herein contained, the parties intending to be legally bound hereby, agree as follows:

         Section 1. Scope and Term of Agreement.

         (a) Contemporaneously with the execution of this Agreement, Heiligbrodt, Service Corporation International, a Texas corporation ("SCI"), and SCI Executive Services, Inc., a Delaware corporation ("Executive Services"), have entered into a Separation and Release Agreement dated of even date herewith, but effective for most purposes as of February 11, 1999 ("Separation Agreement"). The Separation Agreement terminates, and this Agreement supplants in its entirety, the Employment Agreement, dated January 1, 1998, between Heiligbrodt and Executive Services ("Supplanted Agreement").

         (b) The $15 million payment to Heiligbrodt referred to in numbered paragraph 2(c) of the Separation Agreement provides additional consideration for Consultant's commitments, agreements and undertakings set forth in this Agreement, including without limitation those appearing in Sections 7, 8, 9, 10, 11 and 12 hereof.

         (c) Corporation and Executive Services are both wholly owned subsidiaries of SCI. References to the "Group" in this Agreement include SCI, Corporation, Executive Services and the other subsidiaries and affiliated companies and enterprises of SCI.

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         (d) Subject to the provisions of this Agreement, the Primary Term of this Agreement ("Primary Term" of this Agreement) shall begin on the effective date hereof and end on the 10th day of February, 2003. At the option of the Group, this Agreement may be extended for additional two-year periods ("Secondary Term") following the expiration of the Primary Term as is more fully described in Section 9(b) herein. In the event the Group elects to exercise the term for the first successive two-year period, it shall not be obligated, but shall have the option of extending the term for the second successive two-year period. References herein to the "Term of this Agreement" shall be deemed to mean the Primary Term unless this Agreement has been extended at the option of the Group as provided herein, in which case the Term of the Agreement shall be deemed to mean the remaining period of the Secondary Term for which the Group has previously exercised its option to extend.


         Section 2. Consultant's Services. During the Term of this Agreement, Consultant agrees to and shall furnish to members of the Group Consultant's best advice, information, judgment and knowledge with respect to the operations of the members of the Group, and the acquisition, expansion, operation and financing of funeral homes, cemeteries, crematories, and related businesses. Consultant shall not be required to maintain specific working hours. Consultant shall furnish such advice at the request of members of the Board of Directors of SCI or at the request of the Chairman of the Board of SCI. Consultant may furnish his consulting services either in person, by telephone or other means of electronic communication at any reasonable time during normal business hours. Requests for personal consulting shall be made in a manner to not unduly inconvenience Consultant and shall be scheduled at the mutual agreement of SCI and Consultant. In no event shall Consultant be required to spend more than 40 hours per week performing consulting services. Consultant shall be an independent contractor and not an employee of Corporation.


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         Section 3. Consideration. During the Primary Term of this Agreement, as consideration for Consultant's duties described herein, Corporation agrees to pay Consultant a consulting fee ("Consulting Fee") of Seven Hundred and Thirty Thousand and No/100 Dollars ($730,000.00) per year, payable in equal monthly installments, the first such installment being due thirty (30) days from the effective date hereof. In the event the Group exercises its option to extend the term of this Agreement to the Secondary Term, during such Secondary Term Consultant will be paid a Consulting Fee of $365,000 per year, such amount being paid in the same manner as the Consulting Fee was paid during the Primary Term.

         Section 4. Reimbursement of Expenses; Office Allowance; Automobile; and Personal Security Monitoring.

         (a) Corporation shall reimburse Consultant for all reasonable expenses incurred by Consultant in connection with the performance of Consultant's duties hereunder, including expenses for travel, lodging and entertainment. Consultant must present an itemized account and receipts evidencing such expenditures, and such expenditures shall not be materially in excess of the expenditures incurred by Consultant when he performed similar services as a full time employee of the Group. Consultant shall not incur any single expense or related group of expenses in excess of Five Thousand and No/100 ($5,000.00) without the prior approval of Corporation.

         (b) No later than April 30, 1999, Heiligbrodt and his executive assistant, Donna Cowart, will vacate their existing office space in SCI's Houston executive office building and relocate to other premises. All equipment, furniture and other items located in Heiligbrodt's current executive offices that are owned by SCI shall remain in place. During the Term of this Agreement, Corporation will pay Consultant a monthly office space allowance of $2,500 per month (inclusive of all utility, telephone, security, common area, maintenance and similar fees and expenses). Corporation will

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furnish Consultant's new office with appropriate furniture and equipment, which items shall not exceed a cost of $35,000. Upon the termination of this Agreement, said furniture and equipment purchased with the allowance provided by Corporation shall be returned to SCI. SCI Office Services, a division of SCI, will move all of Heiligbrodt's personal effects from his current executive offices at SCI to his new office location. Donna Cowart will relocate to Consultant's new office to serve as his office assistant but will remain a full-time employee of Corporation during the Term of this Agreement. Effective April 1, 1999, Ms. Cowart's annual salary will be reduced to $30,000.

         (c) Promptly following the execution of this Agreement, Corporation will cause ownership of the 1999 Lexus LS400 sedan currently provided to Heiligbrodt by SCI to be transferred to him, and Heiligbrodt shall thereupon be solely responsible for the payment of all maintenance, fuel, insurance and other expenses associated with that vehicle.

         (d) Corporation will continue to pay the costs of monitoring the security system on Heiligbrodt's principal personal residence during the Term of this Agreement.

         Section 5. Benefits.

         (a) Consultant shall be eligible to participate in the employee benefit plans of the Group and the other benefits that are listed on Schedule A to this Agreement during the Term of this Agreement. Consultant shall not be eligible to participate in any of the other employee benefit plans of the Group or receive any of the other benefits to which he was entitled while employed as an executive of the Group pursuant to the Supplanted Agreement, including without limitation those listed on Schedule B to this Agreement.

         (b) Provided Heiligbrodt delivers reasonably satisfactory collateral to Corporation prior to March 15, 1999, Corporation shall continue to reimburse Heiligbrodt for the interest payments on his Promissory Note dated August 19, 1993 payable to SCI in the original principal amount of One

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Million and No/100 Dollars ($1,000,000.00), bearing interest at 6 1/2% per annum and maturing on August 10, 2003. Such reimbursements shall be made in accordance with prior practice and shall include a gross-up for federal income taxes payable in respect thereof.

         Section 6. Termination. Corporation may terminate the consulting relationship set forth in this Agreement for Cause. For purposes of this Agreement, "Cause" shall mean (a) a material breach by Consultant of this Agreement, if the breach is willful on Consultant's part or is committed in bad faith or without reasonable belief that such breach is in the best interests of the Group, or (b) the conviction of Consultant of a felony. The parties agree that the death of Consultant shall not constitute Cause. If the consulting relationship is terminated for Cause, Corporation's obligations hereunder will end on the date of termination. If Corporation terminates the consulting relationship for any reason other than for Cause, Consultant shall be entitled to receive a lump sum payment equal to the amount which would have been paid to Consultant during the remainder of the Term of this Agreement, and Consultant or Consultant's family shall be entitled to continue to participate in the Corporation's Group Health and Dental Plan and Executive Medical Reimbursement Plan described on Schedule A hereto, during the remainder of the Term of this Agreement.

         Section 7. Duty to Cooperate. During and after the Term of this Agreement, Consultant agrees that he will cooperate with members of the Group in matters relating to internal investigations, external investigations, and/or litigation proceedings. During the Term of this Agreement, at Corporation's request, Consultant will provide strategic input, information and, if necessary, testimony.

         Section 8. Confidentiality. Consultant understands that he received in his capacity as a senior executive of one or more members of the Group, and may receive in his capacity as a consultant under this Agreement, certain trade secrets and other confidential information concerning the business

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of members of the Group. Consultant understands that, among other things, the management methods, operating techniques, financing schemes, plans and strategies, procedures and methods, customer lists, prospective acquisitions, employee lists, training manuals and procedures, personnel evaluation procedures, collection procedures, and financial reports of members of the Group are confidential, and Consultant agrees that he will not at any time during or after the Term of this Agreement reveal any such confidential information or otherwise use same without specific written authorization by Corporation.

         Section 9. Non-Competition.

         (a) To protect the goodwill, trade secrets and confidential information of the members of the Group, Consultant agrees that, during the Term of this Agreement he will not, directly or indirectly, be engaged in, have an economic interest in or be employed by any business conducting the funeral, cemetery, crematory, burial or funeral prearranged sales business (collectively, the "Funeral Business") if such Funeral Business is directly or indirectly in competition with the business of any member of the Group. Specifically, but without limitation, Consultant shall not individually, or as a partner, member, employee, advisor, officer, director, shareholder or agent of any corporation, trust, or other business entity, own, manage, join, participate in, encourage, support, finance, be engaged in the Funeral Business or any business reasonably related to the Funeral Business which is in direct or indirect competition with any business owned, managed or operated by any member of the Group.

         (b) Upon at least six (6) months prior written notice to Consultant, Corporation may extend the Term of this Agreement for an additional two (2) year period following the Primary Term set forth in Section 1(d) hereof. Corporation may, at its option, extend the term of this Agreement

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for an additional two (2) year period upon giving at least six months written notice to Consultant prior to the expiration of the first two (2) year extension period.

         (c) Consultant agrees that the limitations as to time, geographic area, and scope of activity contained in the covenant not to compete set forth in Section 9(a) above do not impose a greater restraint than is necessary to protect the confidential information, goodwill, and other business interests of the members of the Group. If an arbitrator or a court of competent jurisdiction should declare the covenant not to compete unenforceable, in whole or in part, due to any unreasonable restriction of duration and/or geographical area, then Corporation and Consultant hereby acknowledge and agree that such arbitrator or court of law or equity shall have the express authority to reform the covenant not to compete set forth in Section 9(a) above to a reasonable restriction and/or to grant Corporation any and all relief, at law or in equity, reasonably necessary to protect the interests of the members of the Group.

         Section 10. Conflicts of Interest.

         (a) Consultant agrees that he shall not knowingly become involved in circumstances constituting a conflict of interest, or upon notice by a member of the Group that a conflict exists, allow such a conflict to continue. Moreover, Consultant agrees that he shall use his reasonable best efforts to disclose to Corporation any facts which might involve a conflict of interest that have not been approved by Corporation.

         (b) In this connection, it is agreed that any direct interest in, connection with, or benefit from any outside activities, particularly commercial activities, which might in any way adversely affect the Funeral Business conducted by any member of the Group, involves a possible conflict of interest. It is understood that nothing contained in this Agreement shall prohibit Consultant or any affiliate of Consultant, from acquiring or owning, as a passive investment, less than 5% of the stock or other

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equity interest of any entity the interests of which are traded over any established exchange. Circumstances in which a conflict of interest on the part of Consultant would or might arise, and which should be reported immediately to Corporation, include, but are not limited to, the following:

              (i) Ownership of a material interest in any lender, supplier, contractor, customer or other entity with which any member of the Group does business;

              (ii) Acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent or the like, for suppliers, contractors, subcontractors, or other entities with which any member of the Group does significant amounts of business;

              (iii) Ownership of any equity interest in, or acting in any capacity, including director, officer, partner, consultant, employee, advisor, agent, or the like for, any corporation, partnership, limited liability company, trust or other business entity that owns, or intends to acquire, directly or indirectly, any interest in any equity security issued by any member of the Group;

              (iv) Acceptance, directly or indirectly, of payments, services or loans from a supplier, contractor, subcontractor, or other entity with which any member of the Group does a significant amount of business, including but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value;

              (v) Misuse of information or facilities to which Consultant had access under the Supplanted Agreement or has access under this Agreement, in each case in a manner which will be detrimental to the interest of any member of the Group, such as utilization for Consultant's own benefit of know-how or information developed through any member of the Group's business activities;


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              (vi) Disclosure or other misuse of information of any kind obtained through Consultant's connection with any member of the Group;
         or

              (vii) Acquiring or trading in, directly or indirectly, other properties or interests connected with the design, marketing or financing of products or services designed, marketed or financed by any member of the Group.

         (c) Although an activity does not constitute a conflict of interest under Section 10(b), it may still be proscribed under Section 9. In the event that Corporation determines, in the exercise of its reasonable judgment, that a conflict of interest exists between Consultant and any member of the Group, Corporation shall notify Consultant in writing in accordance with this Agreement, providing reasonably detailed information identifying the source of the conflict of interest. Within the 60-day period following receipt of such notice, Consultant shall take reasonably satisfactory action to eliminate the conflict of interest. Failure of Consultant to take such action within such 60-day period shall constitute "Cause" under Section 6 hereof.

         Section 11. Disclosure of Information. Consultant agrees that during the Term of this Agreement, upon request by the Corporation, Consultant shall promptly disclose in writing to Corporation all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by Consultant, either individually or jointly with others, and which relate to the business, products or services of any member of the Group. This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to new types of services, corporate opportunities, financing schemes, acquisition prospects, the identity of key representatives within acquisition prospect organizations, prospective names or service marks for any member of the Group's business activities, and the like.

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         Section 12. Obligations to Refrain from Competing Unfairly. Consultant agrees that during the Term of this Agreement, he shall not at any time, directly or indirectly for the benefit of any person or entity other than a member of the Group, (a) induce, entice, or solicit any employee of any member of the Group to leave his or her employment, or (b) contact, communicate or solicit any customer of any member of the Group derived from any customer list, customer lead, mail, printed matter or other information secured from any member of the Group or their present or past employees, or (c) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or material of any member of the Group, or (d) take any of the action or perform any of the services referred to in Section 10(b)(iii) above.


         Section 13. Severability. In case any term, phrase, clause, paragraph, restriction, covenant, or agreement herein contained shall be held to be invalid or unenforceable, same shall be deemed, and it is hereby agreed that same are meant to be, severable and shall not defeat or impair the remaining provisions hereof.

         Section 14. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party.

         Section 15. Dispute Resolution.

         (a) Consultant and Corporation agree that, except for the matters identified in subsection (b) of this Section 15, all disputes relating to any aspects of Heiligbrodt's prior relationship with any member of the Group arising under the Supplanted Agreement, his rights and obligations arising under the Separation Agreement or his business relationship with any member of the Group arising under this Agreement shall be resolved by binding arbitration. This includes, but is not limited to, any claims against members of the Group or their officers, directors, employees, or agents for breach of


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contract, discrimination, harassment, defamation, misrepresentation, and emotional distress, as well as any disputes pertaining to the meaning or effect of the Supplanted Agreement, the Separation Agreement or this Agreement.

         (b) It is expressly agreed that this Section 15 shall not govern (i) any claim by Corporation against Consultant which is based on fraud, theft or other dishonest conduct of Consultant, or (ii) any action by Corporation to enjoin Consultant's alleged violation of Section 10(b)(iii).

         (c) Any claim which either party has against the other must be presented in writing by the claiming party to the other within one year of the date the claiming party knew or should have known of the facts giving rise to the claim. Otherwise, the claim shall be deemed waived and forever barred even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

         (d) Each party may retain legal counsel and shall pay its own costs and attorneys' fees, regardless of the outcome of the arbitration. Each party shall pay one-half of the compensation to be paid to the arbitrators, as well as one-half of any other costs relating to the administration of the arbitration proceeding (for example, room rental, court reporter, etc.).

         (e) An arbitrator shall be selected by mutual agreement of the parties. If the parties are unable to agree on a single arbitrator, each party shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The three arbitrators so selected will then hear and decide the matter. All arbitrators must be attorneys, judges or retired judges who are licensed to practice law in the State of Texas. The arbitration proceedings shall be conducted in Houston, Texas.

         (f) The arbitration proceedings shall be conducted in accordance with the arbitration rules of the American Arbitration Association ("AAA"); provided however, that the foregoing reference


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to the AAA rules shall not be deemed to require any filing with that organization, nor any direct involvement of that organization. In the event of any inconsistency between this Agreement and the statutes, rules or regulations to be applied pursuant to this paragraph, the terms of this Agreement shall apply.

         (g) The arbitrator shall issue a written award, which shall contain, at a minimum, the names of the parties, a summary of the issues in controversy, and a description of the award issued. Upon motion to a court of competent jurisdiction, either party may obtain a judgment or decree in conformity with the arbitration award, and said award shall be enforced as any other judgment or decree.

         (h) In resolving claims governed by this Section 15, the arbitrator shall apply the laws of the State of Texas, and/or federal law, if applicable.


         (i) Consultant and Corporation agree and acknowledge that any arbitration proceedings covered by this Section 15, and the outcome of such proceedings, shall be kept strictly confidential; provided however, that any member of the Group may disclose such information to the extent required by law and to its employees, agents and professional advisors who have a legitimate need to know such information, and Consultant may disclose such information (i) to the extent required by law, (ii) to the extent that Consultant is required to disclose same to professional persons assisting Consultant in preparing tax returns; and (iii) to Consultant's legal counsel.

         Section 16. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 17. Notices. All notices provided for hereunder shall be in writing and shall be deemed to be given: (a) when delivered to Consultant or to the president of the Corporation to which


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the notice is directed; or (b) three days after the same has been deposited in the United States mail sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section 17; or (c) when delivered by an overnight delivery service (including United States Express Mail) with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section 17. Notices shall be directed as follows:

          (a)       if to Consultant, addressed to:

                    L. William Heiligbrodt
                    11015 Landon Lane
                    Houston, Texas 77024

                    With a copy to:

                    Edward E. Hartline
                    Brown McCarroll & Oaks Hartline, L.L.P.
                    1300 Wortham Tower
                    2727 Allen Parkway
                    Houston, Texas  77019

          (b)      if to Corporation, addressed to:

                    SCI Management Corporation
                    Attention: President
                    1929 Allen Parkway
                    Houston, TX 77019

                    with a copy to:

                    General Counsel
                    SCI Management Corporation
                    1929 Allen Parkway
                    Houston, TX 77019

or at such other place or places or to such other person or persons as shall be designated by notice by any party hereto.

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         Section 18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         Section 19. Entire Agreement. With the exception of the Separation Agreement, this Agreement supersedes all previous agreements and discussions relating to the same or similar subject matters between Consultant and Corporation, or any other member of the Group, including, without limitation, the Supplanted Agreement, and shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written but effective for all purposes as of the effective date above written.

                                        CONSULTANT:


                                           /s/ L. William Heiligbrodt
                                        ---------------------------------------
                                               L. WILLIAM HEILIGBRODT



                                        SCI MANAGEMENT CORPORATION:



                                        By   /s/ Curtis G. Briggs
                                          -------------------------------------
                                               Vice President







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                                   SCHEDULE A


               ELIGIBLE EMPLOYEE BENEFIT PLANS AND OTHER BENEFITS


    o Group Health and Dental (subject to payment by Heiligbrodt of the applicable participant's contribution)
    o    Executive Medical Reimbursement
    o    Supplemental Disability
    o    Carve-Out Life Insurance
    o    Split-Dollar Life Insurance





    Initial:          s/LWH
            ----------------------------------
             (LWH)

    Initial:          s/CGB
            ----------------------------------
                  (SCI Management Corporation)

                                   SCHEDULE B


              INELIGIBLE EMPLOYEE BENEFIT PLANS AND OTHER BENEFITS


    o    Club dues
    o Financial planning reimbursement (other than those incurred prior to the date of this Agreement)
    o    Personal aircraft usage
    o    Business travel insurance
    o    Further contributions to the SCI Cash Balance Plan
    o    Group Disability
    o    Future benefits made available to SCI officers or employees
    o    Company credit cards
    o    Cellular telephones and pagers
    o Personal use of other corporate assets (e.g., Great Lakes, Greenbriar, LSI, and other similar assets)



    Initial:          s/LWH
            ----------------------------------
             (LWH)

    Initial:          s/CGB
            ----------------------------------
             (SCI Management Corporation)